EXHIBIT 23(b)


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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of CEL-SCI Corporation on Form S-1 of our report dated December 23, 2002, appearing in the Annual Report on Form 10-K of CEL-SCI Corporation for the year ended September 30, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP

June 6, 2003
McLean, Virginia